Exhibit 5

                                   July 29, 1994

Southwestern Bell Corporation
175 E. Houston Street
San Antonio, Texas  78205

Dear Sirs:

    In connection with the registration under the Securities Act of 1933 (the "Act") of 19,210,348 shares (the "Shares") of Common Stock, par value $1.00 per share, of Southwestern Bell Corporation, a Delaware corporation ("SBC"), and related stock purchase rights (the "Rights") to be issued pursuant to the Shareowner Rights Plan, dated as of January 27, 1989, between SBC and American Transtech, Inc. ("ATI"), as amended by the Amendment to Rights Agreement, dated as of August 5, 1992, by and among SBC, ATI, and The Bank of New York ("BNY"), as successor Rights Agent, and as further amended by the Second Amendment to Rights Agreement, dated as of June 15, 1994, by and between SBC and BNY (as amended, the "Rights
Plan"), I am of the opinion that:

        (1) When the Registration Statement relating to the Shares and the Rights is effective under the Act, the Agreement and Plan of Merger and Reorganization, dated as of February 23, 1994 (the "Merger Agreement") by and among SBC, SBMS Acquisition Corp. and Associated Communications Corporation ("Associated") has been duly and validly approved and adopted by the shareholders of Associated and the certificate relating to the merger contemplated by the Merger Agreement has been duly filed with the Secretary of State of the State of Delaware, upon issuance of the Shares in accordance with the Merger Agreement the Shares will be legally issued, fully paid and non-assessable; and

        (2) Assuming that the Rights Plan has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Shares have been legally issued as contemplated in paragraph (1) above, the Rights attributable to the Shares will be legally issued.

    The foregoing opinion is limited to the laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

    I have relied as to certain matters on information obtained from public officials, officers of SBC and other sources believed by me to be responsible.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                   Very truly yours,


                                   /s/ James D. Ellis